Exhibit 10.11

ORTHO-CLINICAL DIAGNOSTICS BERMUDA CO. LTD.

2014 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

GRANT NOTICE

Unless otherwise defined herein, the terms defined in the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto (collectively, the “Agreement”).

You have been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Optionee:

Total Number of Shares
Subject to the Option:

Exercise Price per Share:	$[______]

Grant Date:	[_________]

Vesting Commencement Date:	[__________]

Type of Option:	Incentive Stock Option

Final Expiration Date:	[________][1]

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A, depending on the classification of the Option as follows: 50% of the Shares subject to the Option shall be designated as Time Options and 50% of the Shares subject to the Option shall be designated as Performance Options.

Your signature below indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice and Appendix A to the Agreement) and the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

ORTHO-CLINICAL DIAGNOSTICS	OPTIONEE
BERMUDA CO. LTD.

By
Name:
Title:

[1]	Will be the 10th anniversary of the grant date.

APPENDIX A TO STOCK OPTION AGREEMENT

ARTICLE I.

GRANT OF OPTION

Section 1.1 Grant of Option. The Company hereby grants to the Optionee the Option to purchase any part or all of an aggregate of the Shares set forth in the Grant Notice to which this Appendix A is attached, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice and this Appendix A). The Optionee hereby agrees that except as required by law, he or she will not disclose to any Person other than the Optionee’s spouse and/or tax or financial advisor (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Administrator. The Option shall be an Incentive Stock Option to the maximum extent permitted by law.

Section 1.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan.

Section 1.3 Exercise Price. The Exercise Price of a Share covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice (without commission or other charge).

ARTICLE II.

VESTING SCHEDULE; EXERCISABILITY

Section 2.1 Vesting and Exercisability of Time Options.

(a) Time-Based Vesting. Except as provided below, the Time Options shall become vested and exercisable as to 33.333% of the Shares subject to the Time Options on the one-year anniversary of the Vesting Commencement Date and on each of the first two (2) anniversaries of such date.

(b) Liquidity Event Vesting. Upon the occurrence of a Liquidity Event, all then-unvested Time Options shall vest and become exercisable as of immediately prior to such Liquidity Event, provided the Optionee remains continuously in service as a Service Provider through the date of such Liquidity Event.

Section 2.2 Vesting and Exercisability of Performance Options.

(a) Performance-Based Vesting. The Performance Options shall vest and become exercisable on such date as the Stock Price equals or exceeds $32.50 (the “Stock Price Hurdle”), provided that as of such date or prior thereto, the Principal Stockholders have received aggregate Cash Proceeds equal to or in excess of two (2) times the Investment. The Stock Price Hurdle shall be equitably adjusted to reflect any share split, share dividend or other Equity Restructuring, as determined by the Administrator.

(b) Administrator Determination of Performance Vesting Prior to an IPO. Prior to an IPO, for purposes of determining whether the Performance Options have vested, the Administrator shall determine the current Stock Price not less frequently than annually and the Company shall promptly communicate to the Optionee any determination by the Administrator that the Stock Price Hurdle has been attained.

(c) Liquidity Event. Subject to Section 2.3, the Performance Options shall vest as of immediately prior to a Liquidity Event if (i) the price per Share paid in such Liquidity Event equals or exceeds $32.50 (such price hurdle to be equitably adjusted to reflect any share split, share dividend or other Equity Restructuring, as determined by the Administrator), or (ii) in connection with such Liquidity Event, the Administrator determines that the IRR equals or exceeds 17.5% (the “IRR Hurdle”).

Section 2.3 Limitations on Liquidity Event Vesting. If, upon a Liquidity Event, the vesting of 100% of the Shares subject to the then unvested Performance Options and the participation of such Performance Options (or the Shares underlying such Performance Options) would result in the failure to satisfy the IRR Hurdle pursuant to clause (ii) of Section 2.2(c), as applicable, then the Performance Options shall become vested and exercisable as to the percentage of Shares subject thereto that will result in, as a result of the Liquidity Event, the achievement of the IRR Hurdle, taking into account the vesting of such Shares subject to the Performance Options that so vest and, if applicable, the participation of such Options (or the Shares underlying such Options) in such transaction. Such reduction shall apply pro-rata to all holders of Performance Options, as determined by the Administrator.

Section 2.4 Discretionary Vesting. The Administrator in its discretion may accelerate the vesting of any portion of the Option that does not otherwise vest pursuant to Section 2.1 or Section 2.2.

Section 2.5 No Vesting of Options; Forfeiture. Notwithstanding any other provision to the contrary in this Agreement, unless otherwise determined by the Administrator, (a) any portion of the Option that has not become vested and exercisable on or prior to the date of the Optionee’s Termination of Service shall be forfeited on the date of the Optionee’s Termination of Service and shall not thereafter become vested or exercisable, and (b) if the Performance Options are not vested and exercisable as of the occurrence of a Liquidity Event or do not vest and become exercisable as a result of such Liquidity Event, then, unless otherwise determined by the Administrator, such Performance Options shall be terminated without consideration upon the occurrence of such Liquidity Event, provided, however, that if, as of such time, there remains a possibility that the Performance Options could vest in connection with a subsequent Liquidity Event pursuant to clause (ii) of Section 2.2(c), the Performance Options shall not terminate until such time as such possibility has been foreclosed. For the avoidance of doubt, for purposes of the foregoing proviso, following the first Liquidity Event, each sale of Shares by the Principal Stockholders in exchange for cash and each other transaction resulting in the receipt of cash by the Principal Stockholders in respect of the Investment shall constitute a Liquidity Event.

Section 2.6 Exercisability of the Option. The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested. The date that the applicable portion of the Option becomes vested is referred to herein as the “Exercise Commencement Date.” Subject to Section 8 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall be and shall remain exercisable until it becomes unexercisable under Section 2.7. Once the Option becomes unexercisable, it shall be forfeited immediately.

Section 2.7 Expiration of Option.

(a) The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) The Final Expiration Date;

(ii) Except for such longer period of time as the Administrator may otherwise approve, 180 days following the Optionee’s Termination of Service by the Company or any of its Affiliates without Cause or by Optionee for Good Reason;

(iii) Except for such longer period of time as the Administrator may otherwise approve, 90 days following the Optionee’s Termination of Service due to Optionee’s resignation without Good Reason;

(iv) Except as the Administrator may otherwise approve, the Optionee’s Termination of Service for Cause; or

(v) Except for such longer period of time as the Administrator may otherwise approve, 12 months following the Optionee’s Termination of Service by reason of the Optionee’s death or Disability.

(b) If the Company has a right to repurchase the Optionee’s Option and/or Shares, the Company may exercise such right regardless of whether the Optionee continues to have a right to exercise the Option under this Section 2.8.

Section 2.8 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.9 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan.

Section 2.10 Manner of Exercise.

(a) Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall concurrently with the exercise of the Option, execute the Stockholders Agreement, unless the Optionee has already executed the Stockholders Agreement.

(b) Notwithstanding any provision of this Agreement or the Plan to the contrary, but subject to applicable law or any applicable listing rules, the exercise price for any vested and exercisable portion of the Option may be paid in the manner described in Section 5(f)(iii) of the Plan without the requirement that the Administrator consent to such manner of exercise, unless such manner of exercise shall at such time be prohibited by any applicable financing agreement, indenture or other similar document to which the Company or any of its subsidiaries is bound.

Section 2.11 Special Tax Consequences. The Optionee acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option, are first exercisable for the first time by the Optionee in any calendar year exceeds $100,000 (or such other limitation as imposed by Section 422(d) of the Code), such excess portion of the Option and such other options shall be treated as not qualifying under Section 422 of the Code but rather shall be considered Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 Optionee Representation; Not a Contract of Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its parents and subsidiaries. Nothing in this

Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider or shall interfere with or restrict in any way the rights of the Company or its parents and subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause except pursuant to an employment or consulting agreement executed by and between the Company and the Optionee and approved by the Board.

Section 3.2 Application of Plan and Stockholders Agreement. The Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement. In the event of a conflict between the terms of this Agreement and the Plan, on the one hand, or the Stockholders Agreement, on the other hand, the terms of the Plan and this Agreement shall control unless specifically stated otherwise in this Agreement. In the event of a conflict between the terms of this Agreement, the Plan or the Stockholders Agreement, on the one hand, or the Optionee’s employment agreement, on the other hand, the terms of the Optionee’s employment agreement shall control. Notwithstanding anything in the foregoing sentence to the contrary, in connection with any action by the Administrator, or where the Plan or Stockholders Agreement states that the Administrator or the Company may take an action (including without limitation, a determination) in its “discretion” or in its “sole discretion,” the Administrator and the Company each agrees that it shall act in good faith, including without limitation with respect to the determination of fair market value (and any references herein to acts made in “good faith” shall not imply or be interpreted to mean that they are the only acts that must be made in “good faith”).

Section 3.3 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

ARTICLE IV.

DEFINITIONS

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 4.1 Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act. For the purposes of this Agreement, Affiliates of the Company shall include all Principal Stockholders, except where otherwise specified.

Section 4.2 Average Stock Price. “Average Stock Price” means the average closing price of the Company’s Common Stock determined over any period of 10 consecutive business days.

Section 4.3 Cash Proceeds. “Cash Proceeds” shall mean (1) excluding any management, transaction or similar fees, (2) without duplication and (3) taking into account all post-closing adjustments, the aggregate amount of any cash received by the Principal Stockholders in exchange for or in respect of any portion of the Investment or in connection with the disposition of any non-cash property previously exchanged for or received in consideration of any portion of the Investment. For the avoidance of doubt, Cash Proceeds includes, without duplication, cash dividends or cash stockholder distributions and any cash received upon disposition of or in respect of any non-cash dividends or other non-cash stockholder distributions, in each case received from time to time in respect of the Investment.

Section 4.4 Effective Date. “Effective Date” shall mean June 30, 2014.

Section 4.5 Employment Agreement. “Employment Agreement” shall mean that certain Employment Agreement previously entered into between the Optionee and the Company, as it may be amended from time to time.

Section 4.6 Exercise Price. “Exercise Price” shall mean the exercise price per Share set forth in the Grant Notice.

Section 4.7 Final Expiration Date. “Final Expiration Date” shall mean the final expiration date set forth in the Grant Notice.

Section 4.8 Fiscal Year. “Fiscal Year” shall mean the fiscal year of the Company, as in effect from time to time.

Section 4.9 Good Reason. “Good Reason” shall have the meaning set forth in the Employment Agreement.

Section 4.10 Grant Date. “Grant Date” shall be the grant date set forth in the Grant Notice.

Section 4.11 Grant Notice. “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 4.12 Investment. “Investment” shall mean any investment of funds by the Principal Stockholders, directly or indirectly, in equity securities of the Company and its subsidiaries.

Section 4.13 IPO. “IPO” shall mean an initial public offering of the Company’s Common Stock (or successor securities) or any other transaction of any kind that results in the Common Stock (or successor securities) becoming listed on a national securities exchange.

Section 4.14 IRR. “IRR” shall mean, as of the relevant date, the annual, compounded internal rate of return achieved as of such date by the Principal Stockholders in respect of the Investment, which IRR shall be based on the Liquidity Proceeds.

Section 4.15 Liquidity Event. “Liquidity Event” shall mean either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of transactions, of the equity securities of the Company or its successor held, directly or indirectly, by all of the Principal Stockholders in exchange for cash , or in the case of any transaction resulting in the exchange for consideration other than cash (“non-cash consideration”) the receipt of cash upon the disposition of such non-cash consideration, such that immediately following such transaction or disposition (or series of transactions or dispositions), the equity securities of the Company or its successor held, directly or indirectly, by all of the Principal Stockholders and any Affiliate of any Principal Stockholders is, in the aggregate, less than 50% of the equity securities of the Company or its successor (as such securities may be adjusted for the occurrence of a corporate event) held, directly or indirectly, by all of the Principal Stockholders and any Affiliate of any Principal Stockholders as of the Effective Date; or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger, equity purchase or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company, or the Company and its subsidiaries taken as a whole, to any “person” (as such term is defined in Section 13(d)(3) of the Exchange Act) other than to any Principal Stockholders or an Affiliate of any Principal Stockholders.

Section 4.16 Liquidity Proceeds. “Liquidity Proceeds” shall mean, as determined by the Administrator in its sole discretion and (1) excluding any management, transaction or similar fees, (2) assuming the exercise of all options and warrants to purchase equity securities of the Company outstanding as of such date, (3) without duplication and (4) taking into account all post-closing adjustments, the sum of (i) the aggregate amount of any cash, and the aggregate fair market value of any publicly traded securities which the Principal Stockholders are not prohibited from selling, received in connection with the Liquidity Event and any prior disposition of any portion of the Investment or in connection with the disposition of any property (including non-publicly traded securities) previously exchanged for or received in consideration of any portion of the Investment, plus (ii) the aggregate amount of any cash, and the aggregate fair market value of any publicly traded securities which the Principal Stockholders are not prohibited from selling, received from time to time from the Company or any successor in the form of dividends or other stockholder distributions in respect of the Investment plus (iii) the aggregate value of any cash received upon disposition of any non-cash dividends or other non-cash stockholder distributions (other than dividends or distribution of publicly traded securities covered in clause (a) or clause (b) above) received from time to time from the Company or any successor in respect of the Investment.

Section 4.17 Performance Options. “Performance Options” shall mean the portion of the Option designated as Performance Options in the Grant Notice.

Section 4.18 Option. “Option” shall mean the option to purchase Common Stock granted under this Agreement.

Section 4.19 Optionee. “Optionee” shall be the Person designated as such in the Grant Notice.

Section 4.20 Plan. “Plan” shall mean the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan, as amended.

Section 4.21 Share. “Share” shall mean a share of Common Stock.

Section 4.22 Stock Price. “Stock Price” shall mean (i) prior to an IPO, the Fair Market Value of one share of Common Stock, and (ii) after an IPO, the Average Stock Price.

Section 4.23 Time Options. “Time Options” shall mean the portion of the Option designated as Time Options in the Grant Notice.

Section 4.23 Vesting Commencement Date. “Vesting Commencement Date” shall mean the date on which the Option begins to vest for the purposes of this Agreement.

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